UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2026

GLUCOTRACK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41141	98-0668934
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Rte. 17 North, Ste. 800, Rutherford, NJ	07070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 842-7715

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GCTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On September 4, 2026, Glucotrack, Inc. (the “Company”) entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto”), Erik Emerson, RXRR Capital Partners LLC and Lōkahi Therapeutics, Inc. The Settlement Agreement resolves certain disputes among the parties relating to indebtedness owed to Alto by Apimeds Pharmaceuticals US, Inc., which Alto asserted had an outstanding principal amount of approximately $10.9 million, and certain related matters.

Under the Settlement Agreement, the Company and the other settling parties are jointly and severally obligated to pay Alto (i) an initial payment of $2.0 million, (ii) an additional $2.0 million pursuant to a convertible promissory note issued by the Company to Alto (the “Note”) and (iii) up to $125,000 of Alto’s legal fees.

The Note bears interest at a rate of 5% per annum and is payable in four quarterly installments of $500,000 in principal, together with accrued and unpaid interest, beginning on November 30, 2026 and ending on August 31, 2027. At Alto’s election, the outstanding principal amount of the Note is convertible into shares of the Company’s common stock at a conversion price of $2.98 per share, subject to customary adjustments, a 9.99% beneficial ownership limitation and applicable Nasdaq limitations on share issuances. The Note also provides for an increased interest rate and acceleration following an event of default.

If any required payment is not made when due and such failure continues beyond the applicable five-business-day cure period, the unpaid amounts under the Settlement Agreement and the Note may become immediately due and payable, and Alto will be entitled to exercise the remedies provided in the Settlement Agreement and related documents. The Settlement Agreement also provides for customary releases and covenants not to sue, with Alto’s release becoming effective upon payment in full of the amounts required under the Settlement Agreement and the Note.

The foregoing descriptions of the Settlement Agreement and Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Settlement Agreement and Note, which the Company intends to file as exhibits to its next Quarterly Report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Note and the shares of the Company’s common stock issuable upon conversion of the Note is incorporated into this Item 3.02 by reference. The Note was issued, and any shares of common stock issuable upon conversion of the Note will be issued, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glucotrack, Inc.

Date: September 9, 2026	By:	/s/ Erik Emerson
	Name:	Erik Emerson
	Title:	Chief Executive Officer